BRYAN CAVE LLP
                             ONE METROPOLITAN SQUARE
                           211 N. BROADWAY, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020


                                                                     Exhibit 8.1


Board of Directors
Travelzoo.com, Inc.
800 West El Camino Real, Suite 180
Mountain View, CA 94040

Dear Board of Directors:

     This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated as of January 19, 2001 (the "Merger Agreement"), by and between Travelzoo.com Corporation, a Bahamas corporation ("Travelzoo Bahamas") and Travelzoo.com, Inc., a Delaware corporation ("Travelzoo Delaware"). Unless otherwise indicated, capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement.

     In rendering this opinion, we have reviewed copies of the Merger Agreement, the Proxy Statement/Prospectus filed on Form S-4 (Registration No. 333-55026) (the "Proxy Statement/Prospectus"), letters containing certain customary representations to be executed by officers of Travelzoo Bahamas and Travelzoo Delaware (the "Representation Letters") and such other documents as we have deemed necessary or relevant for purposes of this opinion.

     In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to the original documents of all documents submitted to us as copies, (v) the accuracy and completeness of all documents made available to us, (vi) the accuracy as to the facts of all representations, warranties and written statements, including but not limited to the Representation Letters and the Proxy Statement/Prospectus, (vii) the accuracy of the facts concerning the Merger that have come to our attention during the engagement, (viii) the Merger will be consummated in the manner described in the Proxy Statement/Prospectus and the Merger Agreement and that all covenants therein or contemplated thereby are or will be performed without waiver or breach thereof, (ix) the Merger will be reported by Travelzoo Bahamas and Travelzoo Delaware on their respective tax returns in a manner consistent with the opinion as set forth below, and (x) any representation or statement made and qualified with respect to "knowledge" or otherwise similarly qualified is correct without such qualification. We have also assumed, without investigation, that all documents, warranties and covenants relating to the Merger on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all such facts, information, covenants, statements and representations through and as of the effective date of the Merger. If the assumptions referred to or set forth herein, in the Merger Agreement, the Proxy Statement/Prospectus or in the Representation Letters are untrue for any reason, or if the Merger is consummated in a manner inconsistent with the manner as described in the Merger Agreement or Proxy Statement/Prospectus, our opinion, as expressed below, may be adversely affected and may not be relied upon.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, interpretative rulings of the Internal Revenue Service, pertinent judicial authorities and such other authorities as we have considered relevant. It should be noted, however, that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the facts, information, covenants, statements, representations, or assumptions upon which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect changes (including any changes that have retroactive effect) in the applicable statutes, regulations, judicial decisions or administrative interpretations, or any changes that would cause any statement, representation or assumption herein to no longer be true or correct.

     Based solely upon and subject to the foregoing, we are of the opinion that the discussion contained in the Proxy Statement/Prospectus under the caption "Certain United States Federal Income Tax Consequences," subject to the limitations, qualifications and assumptions described therein, sets forth the material United States federal income tax considerations applicable to the Travelzoo Bahamas' shareholders in the Merger.

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Merger
Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision thereof.

     The foregoing opinion reflects our professional judgment as to the matters as to which it relates. Our opinion is based on, and assumes the validity of, the Code, rules and regulations promulgated thereunder and the interpretations thereof existing on this date. Our opinion represents judgments concerning complex and uncertain issues, and is not binding upon any other taxing authority. No assurance can be given that our opinion will not be challenged by any taxing authority or that any such challenge will not be successful. Any change in applicable law or any of the facts and circumstances described herein, or inaccuracy in any of the assumptions on which we have relied may affect the continuing validity of our opinion.

     This opinion is being delivered solely in connection with the Proxy Statement/Prospectus. We consent to the filing of this opinion as Exhibit 5.1 to the Proxy Statement/Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                 Very truly yours,

                                 BRYAN CAVE LLP